Official Translation No. 13-102, page 1 of 26

Exhibit 3.2

OFFICIAL TRANSLATION NO. 13-102 into English of a document written in Spanish, made by Claudia Espinosa, Official Translator and Interpreter, Res. No. 1462 (Sept. 5/03) of the Ministry of the Interior and Justice. 25 April 2013.

SOCIAL PACT OF AVIANCA HOLDINGS S.A.

The following is the text of the Social Pact adopted by the General Assembly of Shareholders on the seventh (7th) day of March two thousand eleven (2011), notarized by Deed two thousand ten (2010) of the tenth (10th) day of March two thousand eleven (2011) of the Ninth Circuit Notary of Panama and amended by the General Assembly of Shareholders at its meeting of sixth (6th) August two thousand twelve (2012), notarized by Deed five thousand eight hundred seventy-eight (5,878) of twenty first (21st) August two thousand eleven (2011) of the same notary, whereby Article Seven (7) of the Social Pact is modified, and at its meeting of twenty-first (21st) March two thousand thirteen (2013), notarized by Deed seven thousand nine hundred eleven (7,911) of twenty-first (21st) March, two thousand thirteen (2013) of Tenth Circuit Notary of Panama, modifying Article first (1st) of the Social Pact.

Article 1. Name. The name of the company is:

Avianca Holdings S.A.

Article 2. Purpose. The general purposes for which this company is incorporated are: to establish, arrange, and conduct the affairs of an investment company, anywhere in the world; to act as a holding company dedicated to air transportation of passengers and cargo, and/or land freight transport, and/or lease of aircraft and parts, and/or lease of land equipment, and/or maintenance and training related to air transport activities, and/or express courier or carrier; to buy, sell, and trade in all types of commodities, capital stock, bonds, and securities of all classes; to buy, sell,

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lease, or otherwise acquire or dispose of movable or real estate property; to invest in any industrial, commercial enterprise, as a shareholder; to receive and give money on loan, secured or not secured; to agree, enter into, comply, and execute agreements of all types; to issue guarantees to support third-party obligations; to open and operate bank accounts of any nature, anywhere in the world, to act as guarantor or ensure compliance and enforcement of any and all agreements; to engage in any lawful business not denied to a joint-stock company; and to perform any of the foregoing as representatives, agents or acting in any other representative capacity, whatever it may be.

Article 3. Capital. The corporate authorized capital of the company is FIVE HUNDRED MILLION (USD$500,000,000.00) legal currency of the United States of America, divided into FOUR BILLION (4,000,000,000) Common Shares or preemptive right shares with no right to vote, of par value of TWELVE POINT FIVE CENTS OF AMERICAN DOLLARS (USD$0.125) legal currency of the United States of America each one.

The shares may only be issued in registered form. The company shall have two types of shares: (i) Common Shares, and (ii) Preferential Stock. Any issue of shares, as well as the type of share that shall be issued, shall be previously authorized by the General Meeting of Shareholders, in the manner indicated in this Social Pact. Except for the expressly indicated in this Social Pact, all Common Shares shall grant the same rights, privileges, and restrictions. Common Shares may be converted into Preferential Stock, and the Preferential Stock may be converted into Common Shares, in the manner indicated following in the Social Pact herein. The liability of shareholders is limited to the amounts not paid on the subscribed shares.

Paragraph 1: The number of outstanding Preferential Stock with no voting rights shall not be greater than the number of outstanding shares, except that the General Meeting of Shareholders sets forth otherwise, in accordance with paragraphs 2 and 3 of Article 3 hereunto.

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Paragraph 2: Subject to the exceptions set forth in paragraph 3 of Article 3 hereunto, when it refers to approving the amendment of paragraph 1 of Article 3 hereunto, in relation to the possibility of having a greater number of outstanding Preferential Stock with no voting rights to such number of outstanding Common Shares, the affirmative vote of no less than seventy percent (70%) of issued and outstanding Common Shares and no less that seventy percent (70%) of issued and outstanding Preferential Stock shall be required.

Paragraph 3: The vote of Preferential Shareholders set forth in the previous paragraph shall not be required in the following cases: (i) in order to request and register Preferential Stock or American Depositary Shares (ADS) or American Depositary Receipts (ADR), which represent such Preferential Stock, in accordance with a prospect established in concordance with the laws and regulations enacted under the United States Securities Act, 1993 and its amendments; and/or (ii) in order to do conversions of Common Shares into Preferential Stock, from the moment in which such a prospect is declared effective by the U.S. Securities Exchange Commission.

In any of the events established in paragraphs 2 and 3 of Article 3 hereunto, the number of outstanding Preferential Stock may represent all outstanding shares of the company less five (5) shares of the total of outstanding shares of the company.

3.1 Rights of the Common Shares: Common Shares (hereinafter the “Common Shares”) grant their holders (hereinafter the “Common Shareholders”) the following rights:

i.	Right to one vote at all meetings of the General Meeting of Shareholders

ii.	Right to receive dividends

iii.	Right to inspect the books and registries of the company, in accordance with those

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set forth in the Agreement of Shareholders subscribed between Kingsland, Synergy, and the company, dated February first (1st), according to how this is modified, amended, or supplemented, from time to time (hereinafter “the Shareholders’ Agreement.”

iv.	Right to convert their shares into Preferential Stock for which it shall suffice that the holder of the corresponding Common Share requests in writing to the Secretary of the company the conversion into Preferential Stock, at a rate of one Preferential Stock for each Common Share that may be requested for conversion. The Secretary shall ensure that the conversion is effected in the next five (5) business days following the date in which the written request is received, for which the following shall be necessary: (i) to make the corresponding note in the register of shareholders of the company, (ii) to void the certificate(s) that prove the converted Common Shares, and (iii) to issue and deliver the certificate(s) that prove the Preferential Stock resulting from the conversion. Except for those events in which the conversion of Common Shares into Preferential Stock should result in that the number of Preferential Stock after the conversion is superior to the maximum amount of Preferential Stock that the company may have outstanding. In this event, pursuant to paragraph 1, 2, and 3 of Article 3 of this Social Pact, it shall not be necessary to issue any resolution or approval of the General Meeting of Shareholders or of the Board of Directors for effects of performing these acts, but the Secretary of the company shall disclose them as they occur, to any market in which the Common Shares or Preferential Stock of the company are listed.

In the event that Preferential Stock circulate in a dematerialized manner, the Secretary of the company shall subscribe the necessary documents before the corresponding centralized securities deposit (including the updating of global securities or macro-securities) in order that all Preferential Stock circulate in a dematerialized manner, at any time.

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v.	Any other right expressly acknowledged in the Social Pact herein and in the Law.

vi.	The right to preferentially subscribe Common Shares or other type of shares, but they shall not have the right to preferentially subscribe Preferential Stock. For these effects, in accordance with the Shareholders’ Agreement, the company shall deliver, thirty (30) calendar days previous to the issue of Common Shares, to Common Shareholders, a written note indicating the intention of issuing Common Shares, as well as the proposed terms and date for the issue.

3.2. Rights of Preferential Stock with no Voting Rights: Preferential Stock with no voting rights (hereinafter the “Preferential Stock”) grant their holders (hereinafter the “Preferential Shareholders”) the following rights:

i.	To receive a Minimum Preferential Dividend that shall be set forth in the corresponding regulation of issue, and which shall be payable on a preferential basis with regard to what corresponds to the Common Shares, as described as follows, in section ii of Article 3.2. hereunto. The Minimum Preferential Dividend shall not be accumulative.

ii.	Subject to the limitations set forth in section iii of Article 3.2. hereunto, to participate pro rata, and jointly with the Common Shareholders of the Distributable Profits. Distributable Profits are understood (hereinafter the “Distributable Profits”) to be the company’s profits after taxes, according to audited financial statements of the respective financial year, less the amounts which are intended (i) to cover losses of previous years, if any, and (ii) to contribute as required to meet statutory and occasional reserves, that is, the reserves that are agreed in the Social Pact of the company or those which the General Meeting of Shareholders occasionally constitute for a given corporate period.

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iii.	In the event that Distributable Profits are insufficient to pay Common and Preferential Shareholders a dividend equal to the Minimum Preferential Dividend, the company shall proceed as follows: the Distributable Profits shall be distributed pro rata among the Preferential Shareholders with a maximum per share equivalent to the Minimum Preferential Dividend. The surplus, if any, shall be distributed pro rata to the Common Shareholders.

Dividends shall be paid within the year following the date that they are enacted, in one or several installments, and in the terms and conditions set forth by the General Meeting of Shareholders of the company and in accordance with Article 12 of the Social Pact.

Dividends shall be paid to holders of preferential stock that are registered in the book of shareholders of the company, under the administration of Deceval. The dividend payment shall be made in Colombian pesos (COP). When they are enacted in a currency other than the Colombian peso, the same shall be converted into pesos at market exchange rates through one or more foreign exchange dealers.

The payment of dividends in cash or kind, of the shares that are traded on the Colombian Stock Exchange (Bolsa de Valores de Colombia—BVC) is regulated by External Circular No. 13 of 1998, with its amendments, or any other one that may modify or substitute it, issued by the Financial Superintendence Office of Colombia (Superintendencia Financiera de Colombia—“SFC”), which has regulated the ex-dividend period for determining the corresponding dividend. The Depósito Centralizado de Valores S.A., Deceval (“Deceval”) shall implement the rules corresponding to the ex-dividend period when calculating the respective dividends in the administration of Preferential Shares.

Preferential Stock shall also confer the following rights:

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1.	To receive preferential reimbursement of the contributions, once foreign liabilities are paid, in the event of dissolution and winding-up of the company.

2.	To other rights set forth in the Social Pact for the Common Shares, except (i) the right to preferentially subscribe Common Shares, Preferential Stock or other types of shares, (ii) the right to perform the right of inspection, except in those cases in which the right of inspection is related to subject matters in which the holders of Preferential Stock have the right to participate in the General Meeting of Shareholders and to vote in them, and (iii) the right to participate in the General Meeting of Shareholders and to vote in it, except for exceptional assumptions indicated as follows:

Exceptionally, the Preferential stock shall give their holders the right to vote in the following events, in which case the call to the corresponding meeting of the General Meeting of shareholders shall be done by means of a notice that shall be published in a newspaper of wide circulation in the Republic of Colombia, or by means of personal communication in writing addressed to each one of the Preferential Shareholders by certified mail to the address registered with the company.

a)	When it refers to approving amendments that may worsen the conditions or rights set forth for Preferential Stock, in the Social Pact herein and in the corresponding regulation of issue, in which case it shall require the affirmative vote of at least seventy percent (70%) of the issued and outstanding Common Shares and no less than seventy percent (70%) of the issued and outstanding Preferential Stock.

b)	When voting over the conversion of the Preferential stock into Common Shares, in which case it shall require the affirmative vote of at least seventy percent (70%) of issued and outstanding Common Shares and of seventy percent (70%) of issued and outstanding Preferential Stock.

c)	When voting on dissolution, merger, integration, transformation, or change of the main corporate purpose of the company, in which case they shall vote jointly with Common Shareholders. This right shall not apply if the merger or integration is with subordinate companies of the corporation.

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d)	When the BVC suspends or cancels the registration of the Preferential Stock. In this case the Preferential Stock shall grant the right to vote as if they were Common Shares in any subject matter submitted to the decision of the General Meeting of Shareholders until the irregularities that led to its cancellation or suspension have disappeared.

e)	When the SFC sets forth that benefits have been hidden or diverted which reduce the profits to be distributed. In this case, Preferential Stock shall grant the right to vote as if they were Common Shares in any subject matter that is submitted to the decision of the General Meeting of Shareholders.

f)	In the event in that Preferential Stock represent more than 75% of the total of the outstanding shares of the company, the Preferential Stock shall have, in addition to the rights already set forth for those, the right to vote as if they were Common Shares.

For the purposes previously mentioned, Preferential Shareholders shall be called to meetings of the General Meeting of Shareholders, in order to exercise their corresponding voting rights, by means of call notice published in a newspaper of general circulation in the Republic of Colombia, in compliance with the statutory deadlines set forth in the Social Pact herein.

It is understood that none of the cases hereunder shall constitute a deterioration of the conditions and rights of the Preferential Stock:

•	The decision of the General Meeting of Shareholders to make use of the balance of the profits for the establishment or extension of statutory and/or occasional reserves.

•

The decision of the General Meeting of Shareholders to approve the proposal to pay dividends with Preferential Stock released from the company, at the discretion of the holder of the Preferential Stock, either partially or completely

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•	The issue, conversion, sale or exchange of any type of share

•	The modification of the frequency of the closing of the accounting period

•	The modification of the periodicity of the closing of the accounting year

•

Any other decision adopted by the General Meeting of Shareholders of the company that does not expressly represent the rights of the Preferential Stock set forth in the Social Pact herein and in the corresponding regulation of issue.

Article 4. Share Register. The Share Register, as required by law, shall be carried out in the place that the Board of Directors provides.

Article 5. Domicile. The place of the registered office of the company shall be in Panama City, Republic of Panama, but the company may, at Board of Directors’ discretion, conduct business, open branches, and maintain files and assets anywhere in the world.

Article 6. Duration. The duration of the corporation shall be perpetual, but it may be dissolved earlier in accordance with the law.

Article 7. General Meeting of Shareholders. (Amended by Public Deed 5878 of 21 August, 2012). The meetings of the General Meeting of Shareholders may be ordinary or extraordinary; the former must be held within the first three (3) months of each calendar year, at the offices of the general management of the company in Bogota D.C., Colombia or in San Salvador, El Salvador, or in any place that the Shareholders may decide, at the time and date as may be specified in the respective call, which shall be made by the CEO/President or the Chairman of the Board (as defined further). If not called, the Meeting must meet in its own right on the first working day of the month of April, at ten o’clock (10:00 am), at the offices of the general management of the

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company. The latter, that is the extraordinary meetings, shall be held under the call made by the Chairman of the Board, the CEO/President, and/or the Auditor. For all effects of the Social Pact herein, a working day is any day other than Saturday, Sunday, a statutory holiday in the city of New York, United States of America, Panama City, Panama, Bogota, Colombia, or in San Salvador, El Salvador, or a day in which commercial banks in the city of New York, United States, Panama City, Panama, Bogota, Colombia, or San Salvador, El Salvador are authorized or obligated to close by law.

A plural number of shareholders, representing more than one-fifth of the Common Shares issued and outstanding, may request the CEO to convene the General Meeting of Shareholders, in which case he must do so within the next ten (10) continuous days.

The call for ordinary and extraordinary meetings shall indicate the purpose or purposes for which the General Meeting of Shareholders is being convened, and the place and time of occurrence, and it shall be published electronically on the Company website, in addition to the notices that shall be indicated in the following paragraph.

Ordinary meetings of the General Meeting of Shareholders shall be convened with an anticipation of no less than fifteen (15) working days, by notice to be published in a newspaper of general circulation in the Republic of Colombia, and by means of personal and written communication, addressed to each Common Shareholder by registered mail to the address the shareholder has registered with the company. For extraordinary meetings, the call shall be made in the same manner, with an anticipation of no less than five (5) working days.

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There shall be quorum for ordinary or extraordinary meetings of the General Meeting of Shareholders with a number of individuals representing at least fifty percent (50%) plus one of the Common Shares issued. In those meetings in which subject matters described in paragraph 2 of Article 3, sections (a) and (b) of Article 3.2. of the Social Pact herein are addressed, quorum for Preferential Stock shall be no less than seventy percent (70%) of Preferential Stock subscribed. In such meetings in which Preferential Stocks have voting rights jointly with Common shares, in accordance with the described in sections (c), (d), (e), and (f) of Article 3.2 of the Social Pact herein, quorum shall be formed by fifty percent (50%) plus one of the total shares (Common Shares plus Preferential Stock) subscribed.

If at any meeting of the General Meeting of Shareholders the quorum set forth in the preceding paragraph is not met, the CEO/President, and in his absence the Secretary, shall call a new meeting that shall meet and decide validly with a number of individuals, regardless of the number of shares being represented in such a meeting. The new meeting must take place within ten (10) working days from the date scheduled for the first meeting, prior notice to be published or informed in accordance with this Social Pact.

The decision of the General Meeting of Shareholders shall be made by the majority of present votes in those meetings with quorum, except that the law or Social Pact shall require special majorities.

Non-face meetings of the General Meeting of Shareholders may be held by means of written vote or other, in accordance with what is set forth in the law for such an effect.

As per Article 3 of the Social Pact herein, the Preferential Stock does not confer on their holders the right to participate in the General Meeting of Shareholders and vote in it, except in the events described in sections a), b), c), d), e), and f) of article 3.2 of the Social Pact herein.

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The General Meeting of Shareholders has the power to decide on the following subject matters in addition to the subject matters provided by law exclusively for the General Meeting of Shareholders:

a.	Amending the Social Pact

b.	Issuing of shares

c.	Deciding on the sale, transfer or disposition of a set of all or substantially all assets of the company

d.	Deciding on any other decision that may correspond to the General Meeting of Shareholders according to the law

Article 8. Board of Directors. (i). The Board of Directors shall consist of eleven (11) Directors. The majority of these Directors must consist of, at all times, individuals who qualify as “independent”, in accordance with the rules and regulations of the New York Stock Exchange and the provisions of Law 964, 2005 of the Republic of Colombia (each one being an “Independent Director”).

(ii). For purposes of this Social Pact, Kingsland Holdings Limited, a company organized under the laws of the Commonwealth of the Bahamas (hereinafter “Kingsland”), or any other person part of Kingsland Group, as defined in the Shareholders’ agreement and Synergy Aerospace Corp., a company organized under the laws of the Republic of Panama (hereinafter “Synergy”) or any other person part of the Synergy Group as defined in the Shareholders’ agreement, shall each be identified as a “Group of Shareholders”, that is, these companies comprise two (2) groups of shareholders.

(iii). Each Group of Shareholders shall be entitled to nominate a number of Independent Directors in proportion to their participation in the company’s capital in relation to the participation of the other Group of Shareholders equal to the result (rounding up the number up or down to the closest

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integer number) when multiplying: (A) the total number of Independent Directors and (B) the fraction where the numerator is the aggregate number of Common Shares held by each one of the Group of Shareholders and the denominator is the total number of Common Shares held at that moment by both Groups of Shareholders (under the conditions and in the terms set forth in the Shareholders’ agreement). Each nomination of an Independent Director must be approved by the other Group of Shareholders, as established in the Shareholders’ Agreement, and such approval may not be unreasonably denied or conditioned.

(iv). Of the total number of Directors who are not independent, each Group of Shareholders shall be entitled to appoint a number of Directors proportionate to their equity participation in the company in relation to the participation of the other Group of Shareholders, equal to the result (rounding the number up or down to the closest integer) of: (A) the total number of Directors who are not Independent Directors, and (B) the fraction where the numerator is the aggregated number of Common Shares held by each of the Group of Shareholders and the denominator is the total number of Common Shares held at that moment by both Group of Shareholders.

(v). In the event in that, at any moment, the number of Non Independent Directors appointed by each of the Group of Shareholders in the company is different from the number of Non Independent Directors that each of the Group of Shareholders has the right to appoint, the Group of Shareholders that has appointed a number of Non Independent Directors greater than the one to which it is entitled shall cause the necessary number of Non Independent Directors to resign to allow the other Group of Shareholders to appoint the number of Non Independent Directors to which it is entitled.

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In the event of a vacancy among Non Independent Directors as a result of retirement, removal, resignation, death (or the non approval of the nomination of an Independent Director), such a vacancy shall be replaced by the Group of Shareholders that had designated the Non Independent Director who has generated the vacancy, and the other Group of Shareholders is obligated to issue its vote to allow such an appointment. In the event of a vacancy among the Non Independent Directors as a result of retirement, removal, resignation or death, the Group of Shareholders that had nominated the Independent Director who has generated the vacancy shall be entitled to nominate the replacement. The process of appointment and approval shall be the same as the one followed for the rest of Independent Directors. The Independent Director appointed in such a manner shall hold the position until the appointment of the new Directors.

(vi). The Board of Directors shall have a Chairman of the Board (hereinafter “Chairman of the Board”) who shall chair and shall be elected by the majority of Directors present at the meeting.

(vii). The Group of Shareholders must make its nominations for Directors no later than thirty (30) days prior to the meeting of the General Meeting of Shareholders of the company. The Board of Directors must be elected at said meeting, or by unanimous written consent pursuant to the provisions contained herein.

(viii). Except as otherwise set forth in the Social Pact herein, all Independent Directors must be jointly elected on a single slate presented at the annual meeting of the General Meeting of Shareholders of the company.

(ix). A Group of Shareholders may at any time remove a Director who has been nominated or appointed by this same Group of Shareholders.

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(x). If the majority of Independent Directors determines that: (a) it is in the best interest of the company to appoint in the Board of Directors, in addition to the Directors appointed by the Synergy Group and the Kingsland Group, in accordance with what is set forth in paragraph (iii) and (iv) above, a director who represents the interests of a significant holder or a group of related holders of outstanding and issued Common Shares and Preferential Stock (other than the Synergy Group and the Kingsland Group), or (b) the company is required by law to appoint in the Board of Directors, in addition to the Directors appointed by the Synergy Group and the Kingsland Group, in accordance with what is set forth in paragraphs (iii) and (iv) above, any other director (in any of these two cases mentioned, such a director shall be an individual who qualifies as Independent Director) (hereinafter the “Additional Director”), then once the majority of the Independent Directors determines that the company shall or should appoint an Additional Director, then: (A) the size of the board shall increase in order to accommodate that Additional Director, (B) the additional slot(s) in the Board of Directors, created by the increase in the size of the Board of Directors shall be occupied only by the Additional Director(s), and (C) all directors other than the Additional Directors shall continue being nominated and appointed according to what is set forth in paragraphs (iii) and (iv) above.

Paragraph: The provisions of Article 8 hereunto, except paragraph (i) and (vi) shall remain valid only until the moment of the termination of the Agreement of Shareholders, which termination shall be in accordance with the terms and conditions set forth in the Agreement of Shareholders.

Article 9. Board of Directors Meetings. The Board of Directors must meet no less than once a month, in time and place as the Board of Directors determines by a majority of Directors present at the meeting (by telephone, power of attorney or other), and which must constitute quorum. At the instruction of the Chairman of the Board, of the CEO, and/or one or more Directors, the meetings may be called by the CEO/President, the Directors, and the Secretary of the company, at least five (5) business days in advance. Extraordinary meetings of the Board of Directors shall be held at the offices of the company or where the Board of Directors determines, calling it at least five (5) working days in advance. Emergency meetings may also be held at the offices of the company, giving prior notice of one (1) business day.

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As for the ordinary meetings of the Board of Directors, the Secretary of the company must give a five (5)-business day notice, prior to each meeting, to each of the Directors of the Board. Such notice must include the subject matters to be discussed during the ordinary meeting. If any Director wishes to discuss an additional item to those proposed, the Director must notify the Secretary with two (2) working days in advance.

A Director is deemed to be present at a meeting of Directors whether participating by telephone or other electronic means and as long as the others present are able to hear and understand him. If a subject matter in which the Directors of Kingsland have a right to veto (according to what is indicated following), the Secretary shall also provide each of such Directors of Kingsland, in the time previously indicated, all documents that shall be presented to the Board of Directors in order to discuss and approve or disapprove such a subject matter.

Paragraph 1. Any decision adopted or action taken by the Directors may occur without a meeting, provided that the Directors unanimously express it in writing. Such document must be filed with the minutes of proceedings of the Directors. The CEO/President or the Secretary of the Company must deliver a written notice to all shareholders with at least three (3) business days prior to the completion of the action decided upon by written consent by the Directors.

Paragraph 2. The Directors may participate in a meeting of the Board of Directors by conference call or other means of communication whereby all persons attending the meeting can hear each other. Such participation must be construed as that person’s physical presence at the meeting.

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Paragraph 3. The decisions and resolutions of the Board of Directors should be recorded in minutes, which must include the date, time and place of meeting (or date of written consent in lieu of meeting), the Directors present, the resolutions put to the vote (or the subject matter of the written consent) and the outcome of the vote (or written consent). The minutes should be inserted in the company’s minute book. The minute books of the company must remain in the office of the company and should be available for inspection and to take copies by any of the shareholders, who must give prior notice to the company.

Article 10. Decisions of the Board of Directors. In general the decisions of the Board of Directors must be by majority of members present, in a meeting duly called and in which there is quorum.

The faculties of the company shall be exercised by the Board of Directors, except those that are conferred or reserved to the shareholders, by law or by the Social Pact herein. The Board of Directors, therefore, shall have absolute control and full administration of the business of the company, including to grant guarantees, give in trust, pledge or mortgage all, some or a substantial part or the goods of the company in order to guarantee compliance of its own and/or others’ obligations with no need to require the consent of the General Meeting of Shareholders.

Article 11. Approval Mechanism for Kingsland decisions. The following decisions of the General Meeting of Shareholders and of the Board of Directors, according to the case, shall require the previous approval of Kingsland:

i.	To amend, waive or repeal materially any material provision of the Social Act herein, except by legal requirement;

ii.	To merge or consolidate the company and its Material Subsidiaries, or to sell, transfer or otherwise dispose of all or substantially all assets of the company or of its Material Subsidiaries with a third party;

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iii.	Except by legal requirement, due to a change in GAAP (Generally Accepted Accounting Principles) or in IFRS (International Financial Reporting Standards, adopted by the International Accounting Standard Board, from time to time), when applicable, to make any material change in accounting methods (other than a change allowed by GAAP or IFRS, where applicable and recommended, in writing, by the external auditors of the company);

iv.	(a) to buy, re-buy or redeem Common Shares or Preferential Stock issued and outstanding or other capital interest (or any other value required or convertible in Common or Preferential Shares issued and outstanding or capital interests) in the company or an affiliate, o (b) to sell issued and outstanding Common or Preferential Shares or other capital interests (or any other security required or convertible in Common or Preferential Shares issued and outstanding or capital interests) in the company or an affiliate, except in the case of an issue of Common of Preferential Shares, in accordance with (A) what is set forth in Section 4.02 of the Agreement of Shareholders, or (B) a qualified offer (as this is defined in the Agreement of Shareholders) or a public offer, in accordance with what is set forth in Section 5.06(e), (f) or (g) of the Agreement of Shareholders.

v.	To initiate any proceedings for insolvency or bankruptcy;

vi.	To dissolve or wind-up, or to agree to wind-up or dissolve the company;

vii.	Except the provided in the Business Plan and Budget set forth in the Shareholders’ Agreement (which shall be approved by the Board of Directors, from time to time, hereinafter the “Business Plan and Budget”), to purchase any assets, securities, or capital investment in a joint venture or company (a) in relation to the business of airlines or auxiliary activities and those related to these which exceed an amount greater than (1) US$30 million in one instance, or US$75 million in an aggregate amount for a fiscal year, or (b) not related to the business of airlines or auxiliary activities or related to these.

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viii.	To enter into agreements of transactions or acquiesce in a legal or governmental proceedings that may result to the company in a payment to a third party greater than US$5 million, except that it is approved by the majority of Independent Directors;

ix.	To initiate legal proceedings exceeding the value of US$5 million, except that it is approved by the majority of Independent Directors.

x.	Except for the provision in the Business Plan and Budget, (a) to incur in indebtedness for money loaned (different from capital debt of work incurred in the ordinary course of businesses) which involves an aggregate annual amount greater than ten percent (10%) of the amount budgeted in the Business Plan and Budget, or (b) to make capital investments with respect to any material item in the Business Plan and Budget for an amount greater than ten percent (10%) of the amount budgeted for such a material item,

xi.	To adopt or amend any option plan on shares or any equity incentive plan, or to implement any methodology or structure (including ranges of remuneration) in order to determine the remuneration of the CEO/President, COO, and Treasurer /CFO, and the vice-presidents of the company, except that it is approved by the majority of Independent Directors.

xii.	To select or replace independent auditors, except that it is approved by the majority of Independent Directors;

xiii.	Except for what is included in the Business Plan and Budget, to enter into any material agreement out of the regular course of the business (including the granting of guarantees or compensations) or long-term agreements, in each case, that involves an aggregate annual payment superior to 0.3% of the gross consolidated income of the company for the last four consecutive quarters;

xiv.

To enter into agreements with a shareholder, Director or officer of the company or a relative, which is the spouse of that person, or the father, mother, sibling or descendant of such a person (or of a spouse of any of these) or a company, trust or other entity set out for the benefit of the previously mentioned, or a Subsidiary for the rendering of services or

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purchase of goods or properties or leasing of the same or other reason, except for loans and issue of Common or Preferential Stocks, in accordance with what is set forth in Section 4.02(c) of the Agreement of Shareholders. For the purposes of the Affiliate Social Pact herein it means, with respect to any specific person, any other person who directly or indirectly, through any one or more intermediary, controls, is controlled by, or is under the common control with such a specific person. For the purposes of the Social Pact herein, control (including the terms “controlled by” and “under the common control with”) means the direct or indirect possession of the power to direct or cause to direct the administration and policies of a person whether it is through the ownership of voting shares, as trustee or liquidator, by means of an agreement or others including, with no limitation, the direct or indirect ownership of shares with the power to elect a majority on the board of directors or a similar corporate body that administers the business of such a person;

xv.	To issue a loan to a shareholder, Director or officer of the company, or to a relative or affiliate of any of the previously mentioned;

xvi.	To modify the Dividends Policy;

xvii.	Subject to the conditions set forth in the document herein, to increase or decrease the size of the Board of Directors (different from that increment authorized by the Independent Directors, in accordance with article 8 (x) of the Pact herein;

xviii.	To authorize, adopt, amend, or modify the Business Plan and Budget, which shall be submitted to annual approval;

xix.	To change the jurisdiction of the company;

xx.	To terminate or waive any license, permit, or governmental material concession obtained and/or granted to the company or any of its Material Subsidiaries;

xxi.	To replace or hire the CEO/President, the COO/Operating Vicepresident, and the Treasurer/CFO/ Operating Vicepresident of the company.

Official Translation No. 13-102, page 21 of 26

For the effects of the provisions in this Article, it shall be understood that Kingsland has granted approval for all subject matters previously mentioned, except when such matter (a) is opposed by a majority vote of the Kingsland Directors present (whether by telephone, power of attorney or other) at an ordinary meeting of the Board of Directors duly convened and for which that case was duly notified in advance, therefore appearing on the agenda of the meeting for discussion (for the effects of this Social Pact, “Kingsland Directors” are those Non Independent Directors that Kingsland has the right to appoint, in accordance with what is provided therefor in Article 8 of this Social Pact, or (b) if the approval of shareholders is required under applicable law or under this Social Pact, and if the subject matter is opposed by a vote of the holders of a majority of the Common Shares or Preferential Stocks, where applicable, owned by the Kingsland Group present and/or represented (by telephone, power of attorney or other) at a meeting of the General Meeting of Shareholders duly called and for which case the issue was duly notified, and therefore appearing on the agenda of that meeting. At any meeting of the Board of Directors or the General Meeting of Shareholders in which one or more of the subject matters previously mentioned is taken into consideration for discussion, the company shall secure in writing from the Kingsland Directors present at such Board of Directors’ meeting or from the person authorized to vote the shares of the Kingsland Group at the meeting of the General Meeting of Shareholders, as applicable, the vote in favor or against this issue. If a matter under discussion at a Board of Directors or shareholders’ meeting is approved by a sufficient number of Directors or shareholders, as applicable, but the Kingsland’s Directors or the person authorized to vote Kingsland’s shares does not deliver the vote (for any reason, including failure to attend the meeting) with regard to that subject matter, in writing, at the meeting, and if the company decides to proceed with such a subject matter, this may, within five (5) business days following the termination date of the meeting, send a written notice to Kingsland requesting approval of this matter. If Kingsland responds to such communication within five (5) following working days opposing the adoption of that case, it shall be understood as if the Kingsland Group or the Directors of Kingsland, as applicable, has objected to that subject matter at the Board of

Official Translation No. 13-102, page 22 of 26

Directors meeting or General Meeting of Shareholders meeting (as applicable) where this subject matter was discussed. If Kingsland does not answer such communication within five (5) working days, it shall be understood that Kingsland or the Directors of Kingsland, as applicable, has approved the issue at the Board of Directors meeting or General Meeting of Shareholders meeting (as applicable) where the subject matter was discussed.

Paragraph 1: The Board of Directors of the company shall ensure that the Material Subsidiaries (as defined in the Shareholders’ Agreement) comply with the right to veto provided in this clause. That is, when, at the level of the Material Subsidiaries, it is needed that a decision be made regarding them, of those listed in the Article hereunto, the subject matter shall be discussed in the Board of Directors of the company and it shall have the affirmative vote of Kingsland in order to be approved. If it does not have the consent of Kingsland, the company shall cause that its Material Subsidiaries refrain from voting in favor of such a decision. Likewise, the Board of Directors of the company shall cause that the board of directors of each Material Subsidiary include a number of appointees of each Shareholders Group in proportion to their participation in the capital of the company, subject to the compliance of the legal norms that may require a percentage of local Directors.

Paragraph 2: The provisions of Article 11 hereunto shall remain valid only until the moment of termination of the Agreement of Shareholders which termination shall occur in accordance with the terms and conditions set forth in the Agreement of Shareholders.

Article 12. Dividend Policy. The General Meeting of Shareholders shall enact dividends to holders of the Capital of the company of at least 15% of Distributable Profits subject to (i) restrictions on the payment of dividends under applicable law, (ii) the fulfillment of requirements for the issuing of mandatory reserves or similar restrictions, including the restrictions that affect the ability of the Subsidiaries to pay dividends to the company or any subsidiary thereof, and (iii) any other restriction set forth in any contract which may limit the company or any of its subsidiaries to the payment of dividends from time to time.

Official Translation No. 13-102, page 23 of 26

Notwithstanding the previously mentioned, the corporation may only pay dividends with funds originating from retained profits and from reserves for undistributed dividends.

The Board of Directors of the company may, at its discretion and for any reason, modify the dividend policy, so that the level of dividends provided for can be lowered or raised, or even suspended altogether.

Article 13. Transfer of Common Shares

The transfer and sale of Common Shares of the company shall be subject to a series of restrictions, limitations, and rights provided in the Shareholders’ Agreement. Any transfer of such Common Shares made in violation of restrictions, limitations and rights provided in the Shareholders’ Agreement shall not be effective nor binding for the company, which shall refrain from recording the transfer in the shareholders’ book of the company. The company shall cause that the certificate of Common Shares that it may issue include the following printed sentence (in Spanish and in English):

“THE SHARES IN THIS CERTIFICATE ARE SUBJECT TO A SERIES OF RESTRICTIONS WITH RESPECT TO THEIR TRANSFER, IN ACCORDANCE WITH THE PROVISION IN THE SHAREHOLDERS’ AGREEMENT DATED FEBRUARY 1ST, 2010, AND ITS MODIFICATIONS FROM TIME TO TIME, WHICH COPY REMAINS IN THE ARCHIVES OF THE EXECUTIVE OFFICE OF THE ISSUING COMPANY. NO RECORDS OF TRANSFERS SHALL BE MADE WITH RESPECT TO THESE SHARES IN THE BOOKS OF THE COMPANY, EXCEPT AND ONLY WHEN SUCH RESTRICTIONS ARE COMPLIED WITH.”

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Article 14. Dignitaries. The Dignitaries of the company shall be:

1.	A President, who shall act as Chief Executive Officer (the “CEO/President”);

2.	A Treasurer, who shall act as Financial Vice-President or Chief Financial Officer (the “CFO/Treasurer”);

3.	An Operating Vice-President, who shall act as Chief Operating Officer (the “COO”); and

4.	A Secretary

The Board of Directors shall appoint the CEO and this shall appoint the CFO and the Secretary. These appointments shall be ratified by the Board of Directors of the company.

The CEO shall appoint the COO and other Vice-Presidents, Deputy treasurers, Deputy secretaries, and other dignitaries, agents and employees as it deems appropriate with the structure approved by the Board. Any dignitary may serve more than one office.

While it has the authority, in accordance with the Agreement of Shareholders, the affirmative vote of Kingsland shall be required for the removal, appointment, or ratification of the CEO, CFO, and COO.

The powers of the dignitaries and their authorization to represent the company shall be set by the Board of Directors.

Official Translation No. 13-102, page 25 of 26

Until the Board of Directors provides otherwise, the legal representative of the corporation shall be the CEO/President, and the Secretary, who may act separately. The Board of Directors may appoint any other person, when necessary.

Article 15. Registered Agent. The Board of Directors may appoint a registered agent in Panama City, Republic of Panama, and replace that agent at any time.

Article 16. Compensation. Any person that is party in any claim, proceedings, suit or procedures by the fact that he is or was a Director, manager or dignitary of this company shall be compensated by the company for the reasonable expenses, losses, damages, fines or costs including attorney fees, in which the person, actually and necessarily, incurred as a result of his actions and duties as a Director, manager or dignitary of the corporation, except for loss or liability resulting from the existence of malice or gross negligence in the actions of the person.

Article 17. Continuance. When authorized by the General Meeting of Shareholders of the company, subject to the provisions of Article 5 of this Social Pact, the company may continue its existence under the protection of the laws of another country or jurisdiction.

Article 18. Guarantees. All property, rights, privileges, powers and franchises, as well as all claims, obligations, responsibilities, and duties, including the rights of creditors of the company, and third party beneficiaries of guarantees issued by the company, and taxes on goods thereof shall not be harmed by virtue of the continuation of company under the laws of the Republic of Panama.

The undersigned Secretary of Avianca Holdings S.A. certifies that the above text is a faithful copy of the current Social Pact of the Company adopted by the General Assembly of Shareholders together with its reforms.

Official Translation No. 13-102, page 26 of 26

Elisa Murgas de Moreno

Secretary

The preceding is a true and complete translation into English of a document written in Spanish, in my view.

END OF OFFICIAL TRANSLATION NO. 13-102

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